Exhibit 99.1

Apollo Endosurgery Completes Merger with Lpath; Initiates Trading on NASDAQ as ‘APEN’

Austin, TX, December 29, 2016 — Apollo Endosurgery, Inc. (“Apollo”), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced that it has completed its merger transaction with Lpath, Inc. (“Lpath”, Nasdaq: LPTN).

With the completion of the merger today, Lpath was renamed Apollo Endosurgery, Inc. and will begin trading on the NASDAQ Global Market under the symbol ‘APEN’ on December 30, 2016.

Following the closing of the merger and a 1-for-5.5 reverse stock split, the combined company has approximately 10.7 million shares of common stock outstanding.  The stockholders of Apollo received common stock representing approximately 95.9% of the outstanding shares and the stockholders of Lpath retained approximately 4.1% of the combined company. Concurrent with the closing of the merger, certain stockholders of Apollo invested $29 million of new equity in the combined company, which is included in the 95.9% ownership of previous Apollo stockholders.

“Apollo has an exciting product and technology portfolio from which to advance the interventional treatment of obesity through less invasive procedures.  We are grateful for the continued confidence and support of Apollo’s stockholders as we take this next step in the development of our company,” commented Todd Newton, Chief Executive Officer of Apollo.

About Apollo Endosurgery, Inc. Apollo Endosurgery, Inc. is a medical device company focused on less invasive therapies for the treatment of obesity, a condition facing over 500 million people globally, as well as other gastrointestinal disorders. Our device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 80 countries today.  For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing product and technologies; market acceptance of Apollo’s products; and statements relating to the availability of cash for Apollo’s future operations,

Apollo’s ability to support the adoption of its endo-bariatric products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s Registration Statement on Form S-4 (file no. 333-214059) and Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Apollo Endosurgery Contact:

Stefanie Cavanaugh

Chief Financial Officer

Apollo Endosurgery, Inc.

Phone:  512-270-5100

Email:  investor-relations@apolloendo.com